Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

Broadway Financial Corporation Announces Results for Second Quarter 2023

LOS ANGELES, CA – (BUSINESS WIRE) – August 8, 2023 – Broadway Financial Corporation (“Broadway”, “we”, or the “Company”) (NASDAQ Capital Market: BYFC), parent company of City First Bank, National Association (the “Bank”, and collectively, with the Company, “City First Broadway”), reported consolidated net earnings of $243 thousand, or $0.00 per diluted share, for the second quarter of 2023, compared to consolidated net earnings of $1.9 million, or $0.03 per diluted share, for the second quarter of 2022.

The decrease in net earnings during the second quarter of 2023, compared to the second quarter of 2022, was primarily due to an increase in interest expense before provision for credit losses of $4 million, which more than offset growth in interest income of $3.3 million.  The decrease in net earnings was also attributable to a provision for credit losses of $768 thousand during the second quarter of 2023, compared to a recapture of credit losses of $577 thousand during the second quarter of 2022, and an increase in non-interest expense of $238 thousand.

For the first six months of 2023, the Company reported consolidated net earnings of $1.8 million, or $0.03 per diluted share, compared to consolidated net earnings of $2.8 million, or $0.04 per diluted share for the first six months of 2022.  The decrease primarily resulted from a provision for credit losses of $810 thousand during the first six months of 2023, compared to a loan loss provision recapture of $429 thousand during the first six months of 2022.  In addition, non-interest expense increased by $484 thousand during the first six months of 2023, compared to the first six months of 2022.  These amounts were partially offset by improvement in net interest income of $332 thousand during the first six months of 2023, compared to the first six months of 2022.

Second Quarter 2023 Highlights:

•	Total interest income increased by $3.3 million, or 38.5% for the second quarter of 2023, compared to the second quarter of 2022.
•	Total net loans receivable increased by $56.6 million, or 7.4%, to $824.6 million at June 30, 2023, compared to December 31, 2022.
•	The Bank did not have any non-accrual loans or non-performing assets at June 30, 2023.
•	Total assets increased by $47.0 million, or 4.0%, to $1.2 billion at June 30, 2023, compared to December 31, 2022.

Chief Executive Officer, Brian Argrett commented, “The second quarter continued to present significant economic headwinds affecting our operating performance and efforts to continue to expand at pace.  Since receiving $150 million of preferred equity in early June 2022 pursuant to the United States Department of the Treasury’s Emergency Capital Investment Program (“ECIP”), we have endeavored to strategically grow our balance sheet and operational capabilities to fulfill the intersecting lending objectives of ECIP and our mission, and achieve the scale of operations afforded to us as a bank with over $275 million of equity.  Those ambitious objectives require significant longer-term investments in infrastructure and personnel, but will in turn help us create a financial institution with substantially greater scale, profit potential, and ability to positively impact the low-to-moderate income communities that we serve.”

“Of course, these investments overlap a shifting banking and economic environment that is increasingly challenged as rising inflation has increased the cost of doing business, both in rising funding costs and higher non-interest expenses, including the cost of retaining and attracting quality personnel.  Further, rising uncertainty from the eleven rate increases implemented by the Federal Open Market Committee of the Federal Reserve since March 2022 has made loan originations more challenging as we remain prudent in our underwriting standards and portfolio management amid any early signs of weakness in the broader economy.

However, I am also pleased to report that we expanded our loan portfolio by over 6% during the second quarter of 2023, which has now grown over 40% since the merger of Broadway and CFBanc Corporation on April 1, 2021, and 28% since the receipt of the ECIP equity capital in June last year.  This growth has enabled City First Broadway to increase total interest income in each of the nine quarters since the merger without sacrificing our commitment to credit quality or our mission.  I am also pleased to report that the Bank did not have any non-accrual loans at the end of the second quarter.”

“Going forward, our dedication to prudent continued growth, greater efficiency, and deeper service to our communities has not abated; we intend to continue growing wisely and improving our profitability.  In that regard, we have been implementing new efforts to retain and gather deposits to fund that forward growth, and those efforts have dramatically slowed the deposit migration that primarily occurred in the last three quarters of 2022.  Fortunately, the Company has the necessary equity capital and liquidity to execute its plans and continue serving the pressing needs of low-to-moderate income communities.

As always, we are particularly thankful for the dedication of our employees and the continuing support of our investors and partners.  That support remains pivotal to our ability to serve our communities, customers, and broader stakeholders.”

Net Interest Income

Second Quarter of 2023 Compared to Second Quarter of 2022

Net interest income before provision for credit losses for the second quarter of 2023 totaled $7.3 million, representing a decrease of $770 thousand, or 9.6%, from net interest income before loan loss provision of $8.0 million for the second quarter of 2022.  The decrease resulted from additional interest expense due to an increase of $154.5 million in average borrowings during the second quarter of 2023, compared to the second quarter of 2022, at an average borrowing rate of 4.30% during the second quarter of 2023, compared to an average borrowing rate of 0.42% during the second quarter of 2022.  The increase in borrowings was due to a decrease in average deposits of $187.3 million during the second quarter of 2023, compared to the second quarter of 2022, with all but $17.4 million of the decrease in average deposits occurring prior to the start of the second quarter of 2023.  Net interest margin decreased to 2.52% for the second quarter of 2023, compared to 3.00% for the second quarter of 2022, primarily due to an increase of 190 basis points in the average cost of funds, which reflected higher rates paid on deposits and borrowings because of the ten interest rate increases implemented by the Federal Open Market Committee of the Federal Reserve (the “Federal Reserve” or “FRB”) since the middle of March of 2022 through June of 2023.  The impact of the rising cost of funds was partially offset by an increase in the yield on interest-earnings assets of 86 basis points, primarily due to higher rates earned on securities, interest-earning deposits, and, to a lesser extent, the loan portfolio.

First Six Months of 2023 Compared to the First Six Months of 2022

Net interest income before provision for credit losses for the six months ended June 30, 2023 totaled $15.5 million, representing an increase of $332 thousand, or 2.2%, over net interest income before loan loss provision of $15.2 million for the six months ended June 30, 2022.  The increase resulted from additional interest income, primarily generated from growth of $81.9 million in average interest-earning assets during the six months ended June 30, 2023, compared to the six months ended June 30, 2022.  In addition, the overall rate earned on interest-earning assets increased by 88 basis points as the Bank earned higher rates on securities, interest-earning deposits, and, to a lesser extent, the loan portfolio.  Net interest margin decreased, however, to 2.74% for the six months ended June 30, 2023, compared to 2.89% for the six months ended June 30, 2022, primarily due to an increase of 148 basis points in the average cost of funds, which grew to 1.76% for the six months ended June 30, 2023, from 0.27% for the six months ended June 30, 2022.  The increase in the cost of funds reflected the higher rates that the Bank paid on deposits and borrowings because of the interest rate increases implemented by the FRB.

The following tables set forth the average balances, average yields and costs, and certain other information for the periods indicated.  All average balances are daily average balances.  The yields set forth below include the effect of deferred loan fees, and discounts and premiums that are amortized or accreted to interest income or expense.

	For the Three Months Ended June 30,
	2023			2022
	(Dollars in thousands)
	Average Balance	Interest	Average Yield	Average Balance	Interest	Average Yield
Assets
Interest-earning assets:
Interest-earning deposits	$16,615	$167	4.02%	$210,978	$788	1.49%
Securities	326,051	2,183	2.68%	199,472	796	1.60%
Loans receivable (1)	797,550	9,098	4.56%	657,026	6,879	4.19%
FRB and FHLB stock (2)	11,602	192	6.62%	2,668	38	5.70%
Total interest-earning assets	1,151,818	$11,640	4.04%	1,070,144	$8,501	3.18%
Non-interest-earning assets	67,173			107,531
Total assets	$1,218,991			$1,177,675

Liabilities and Stockholders’ Equity
Interest-bearing liabilities:
Money market deposits	$115,578	$932	3.23%	$197,751	$194	0.39%
Savings deposits	60,826	16	0.11%	62,458	13	0.08%
Interest checking and other demand deposits	233,872	87	0.15%	292,248	42	0.06%
Certificate accounts	153,972	514	1.34%	199,043	100	0.20%
Total deposits	564,248	1,549	1.10%	751,500	349	0.19%
FHLB advances	186,664	2,141	4.59%	39,628	85	0.86%
Other borrowings	75,821	682	3.60%	68,352	29	0.17%
Total borrowings	262,485	2,823	4.30%	107,980	114	0.42%
Total interest-bearing liabilities	826,733	$4,372	2.12%	859,480	$463	0.22%
Non-interest-bearing liabilities	113,803			107,771
Stockholders’ equity	278,455			210,424
Total liabilities and stockholders’ equity	$1,218,991			$1,177,675

Net interest rate spread (3)		$7,268	1.93%		$8,038	2.96%
Net interest rate margin (4)			2.52%			3.00%
Ratio of interest-earning assets to interest-bearing liabilities			139.32%			124.51%

(1)	Amount is net of deferred loan fees, loan discounts and loans in process, and includes deferred origination costs and loan premiums.
(2)	FHLB is Federal Home Loan Bank.
(3)	Net interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.
(4)	Net interest rate margin represents net interest income as a percentage of average interest-earning assets.

	For the Six Months Ended June 30,
	2023			2022
	(Dollars in thousands)
	Average Balance	Interest	Average Yield	Average Balance	Interest	Average Yield
Assets
Interest-earning assets:
Interest-earning deposits	$15,187	$286	3.77%	$215,622	$872	0.81%
Securities	327,178	4,363	2.67%	180,220	1,347	1.49%
Loans receivable (1)	782,101	17,633	4.51%	655,260	14,083	4.30%
FRB and FHLB stock	11,175	401	7.18%	2,668	78	5.85%
Total interest-earning assets	1,135,641	$22,683	3.99%	1,053,770	$16,380	3.11%
Non-interest-earning assets	67,953			95,848
Total assets	$1,203,594			$1,149,618

Liabilities and Stockholders’ Equity
Interest-bearing liabilities:
Money market deposits	$125,603	$1,703	2.71%	$202,414	$383	0.38%
Savings deposits	61,201	29	0.09%	64,641	21	0.06%
Interest checking and other demand deposits	237,668	164	0.14%	261,354	81	0.06%
Certificate accounts	149,550	956	1.28%	200,244	214	0.21%
Total deposits	574,022	2,852	0.99%	728,653	699	0.19%
FHLB advances	165,521	3,464	4.19%	58,738	427	1.45%
Other borrowings	72,973	825	2.26%	68,185	44	0.13%
Total borrowings	238,494	4,289	3.60%	126,923	471	0.74%
Total interest-bearing liabilities	812,516	$7,141	1.76%	855,576	$1,170	0.27%
Non-interest-bearing liabilities	112,281			106,760
Stockholders’ equity	278,797			187,282
Total liabilities and stockholders’ equity	$1,203,594			$1,149,618

Net interest rate spread (2)		$15,542	2.24%		15,210	2.84%
Net interest rate margin (3)			2.74%			2.89%
Ratio of interest-earning assets to interest-bearing liabilities			139.77%			123.16%

(1)	Amount is net of deferred loan fees, loan discounts and loans in process, and includes deferred origination costs and loan premiums.
(2)	Net interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.
(3)	Net interest rate margin represents net interest income as a percentage of average interest-earning assets.

Credit Loss Provision

For the three months ended June 30, 2023, the Company recorded a provision for credit loss under the Current Expected Credit Loss (“CECL”) methodology of $768 thousand, compared to a loan loss provision recapture under the previously used incurred loss model of $577 thousand for the three months ended June 30, 2022.  For the six months ended June 30, 2023, the Company recorded a provision for credit loss of $810 thousand, compared to a loan loss provision recapture of $429 thousand for the six months ended June 30, 2022.  The increases in the provisions for credit loss during the second quarter and six months ended June 30, 2023 were due to growth in our loan portfolio and increases in loans rated as watch and special mention, which require additional provision for credit losses.  Provisions for credit losses during the second quarter and six months ended June 30, 2023 include provisions for off-balance sheet loan commitments of $83 thousand and $37 thousand, respectively.  The loan loss provision recaptures during the second quarter and six months ended June 30, 2022 were due to the Company’s capital contribution of $75 million to the Bank in June 2022, which reduced the multi-family and commercial real estate loan concentration levels, and thereby, the risk associated with the qualitative factors used to estimate the required allowance for loan and lease losses (“ALLL”) at that time.

The allowance for credit losses (“ACL”) increased to $7.0 million as of June 30, 2023, compared to $4.4 million as of December 31, 2022.  The increase was due to the implementation of the CECL methodology adopted by the Bank effective January 1, 2023, which increased the ACL by $1.8 million.  In addition, the Bank recorded an additional increase in the provision for credit losses of $768 thousand during the second quarter of 2023.  The CECL methodology includes estimates of expected loss rates in the future, whereas the former ALLL methodology did not.

The Bank had no non-accrual loans at June 30, 2023 and loan delinquencies declined by over 50% during the second quarter to less than $8 million.  No loan charge-offs were recorded during the three or six months ended June 30, 2023 or 2022.

Non-interest Income

Non-interest income for the second quarter of 2023 totaled $260 thousand, compared to $261 thousand for the second quarter of 2022.

For the first six months of 2023, non-interest income totaled $549 thousand, compared to $542 thousand for the same period in the prior year.  The increase was due to $70 thousand in fees from a revenue sharing agreement with another financial institution and an increase in branch services fees of $14 thousand for the first six months of 2023, compared to the first six months of 2022.  These increases were partially offset by lower management fees from new market tax credit projects of $76 thousand in the first six months of 2023.

Non-interest Expense

Total non-interest expense was $6.4 million for the second quarter of 2023, representing an increase of 2.5% from $6.3 million for the second quarter of 2022.  The increase of $155 thousand was primarily due to higher compensation and benefits of $427 thousand and supervisory costs of $101 thousand.  These increases were partially offset by a decrease in professional services of $351 thousand and a decrease of $22 thousand in various other operating expenses.

For the first six months of 2023, non-interest expense totaled $12.7 million, representing an increase of 4.0% from $12.2 million for the same period in the prior year.  The increase of $447 thousand primarily resulted from increases in compensation and benefits of $557 thousand, public relations expense of $60 thousand, trade organization expense of $55 thousand, Delaware franchise taxes of $46 thousand, occupancy expense of $46 thousand, supervisory costs of $38 thousand and various other operating expenses of $37 thousand.  These increases were partially offset by decreases in professional services of $210 thousand and IT consulting costs of $182 thousand.

Income Taxes

Income taxes are computed by applying the statutory federal income tax rate of 21% and the combined California and Washington, D.C. income tax rate of 9.75% to taxable income.  The Company recorded income tax expense of $93 thousand for the second quarter of 2023 and $757 thousand for the second quarter of 2022.  The decrease in tax expense reflected a decrease of $2.3 million in pre-tax income between the two periods.  The effective tax rate was 27.43% for the second quarter of 2023, compared to 29.00% for the second quarter of 2022.

For the six months ended June 30, 2023, income tax expense was $767 thousand, compared to $1.1 million for the six months ended June 30, 2022.  The decrease in tax expense reflected a decrease in in pretax earnings of $1.3 million  between the two periods. The effective tax rate was 29.41% for the six months ended June 30, 2023, compared to 28.32% for the six months ended June 30, 2022.

Balance Sheet Summary

Total assets increased by $47.1 million at June 30, 2023, compared to December 31, 2022, reflecting growth in loans receivable held for investment of $56.6 million, partially offset by a decrease of securities available-for-sale of $6.2 million and a decrease of cash and cash equivalents of $5.4 million.

Loans held for investment, net of the ACL, increased by $56.6 million to $824.6 million at June 30, 2023, compared to $768.0 million at December 31, 2022.  The increase was primarily due to loan originations of $98.2 million during the first six months of 2023, which consisted of $38.6 million of multi-family loans, $36.6 million of construction loans and $23.0 million of other commercial loans, offset in part by loan payoffs and repayments of $41.6 million.

Deposits decreased by $40.9 million to $646.1 million at June 30, 2023, from $686.9 million at December 31, 2022, with $29.4 million of the decrease occurring in the first quarter of 2023.  The decrease in deposits was attributable to decreases of $36.7 million in liquid deposits (demand, interest checking and money market accounts), $17.8 million in Insured Cash Sweep (“ICS”) deposits (ICS deposits are the Bank’s money market deposit accounts in excess of FDIC insured limits whereby the Bank makes reciprocal arrangements for insurance with other banks), $6.4 million in other certificates of deposit accounts and $1.9 million of savings deposits, partially offset by an increase of $22.0 million in Certificate of Deposit Registry Service (“CDARS”) deposits (CDARS deposits are similar to ICS deposits, but involve certificates of deposit, instead of money market accounts).  The decrease in deposits was primarily due to customers who left the Bank for higher interest rates available elsewhere.  As of June 30, 2023, our uninsured deposits, including deposits from affiliates, represented 38% of our total deposits, as compared to 31% as of December 31, 2022.

Total borrowings increased by $89.8 million to $295.6 million at June 30, 2023, from $205.8 million at December 31, 2022, primarily due to a net increase of $81.9 million in advances from the Federal Home Loan Bank (the “FHLB”) of Atlanta and $7.9 million in additional securities sold under agreements to repurchase.

Stockholders’ equity was $277.3 million, or 22.5% of the Company’s total assets, at June 30, 2023, compared to $279.5 million, or 23.60% of the Company’s total assets, at December 31, 2022.  Upon adoption of CECL on January 1, 2023, the Company recognized a net decrease in retained earnings of $1.3 million.  Stockholders’ equity also decreased due to an increase in unearned shares in the employee stock ownership plan of $2.8 million.  These decreases were offset by year-to-date net earnings of $1.8 million and a reduction of $54 thousand in the accumulated other comprehensive loss, net of tax.  Book value per share was $1.71 at June 30, 2023 and $1.76 at December 31, 2022.

About Broadway Financial Corporation

Broadway Financial Corporation conducts its operations through its wholly-owned banking subsidiary, City First Bank, National Association, which is a leading community-oriented bank in Southern California and in the Washington, D.C. market serving low-to-moderate income communities.  We offer a variety of residential and commercial real estate loan products for consumers, businesses, and non-profit organizations, other loan products, and a variety of deposit products, including checking, savings, and money market accounts, certificates of deposits, and retirement accounts.

Stockholders, analysts, and others seeking information about the Company are invited to write to: Broadway Financial Corporation, Investor Relations, 4601 Wilshire Boulevard, Suite 150, Los Angeles, CA 90010 or contact Investor Relations at the phone number or email address below.

Contacts

Investor Relations
Brenda J. Battey, Chief Financial Officer, (323) 556-3264
Investor.relations@cityfirstbroadway.com

Cautionary Statement Regarding Forward-Looking Information

This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995.  All statements other than statements of historical facts contained in this press release, including statements regarding our future results of operations or financial condition, business strategy and plans and objectives of management for future operations and capital allocation and structure, are forward-looking statements.  Forward‑looking statements typically include the words “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” “poised,” “optimistic,” “prospects,” “ability,” “looking,” “forward,” “invest,” “grow,” “improve,” “deliver” and similar expressions, but the absence of such words or expressions does not mean a statement is not forward-looking.  These forward‑looking statements are subject to risks and uncertainties, including those identified below, which could cause actual future results to differ materially from historical results or from those anticipated or implied by such statements.  Readers should not place undue reliance on these forward‑looking statements, which speak only as of their dates or, if no date is provided, then as of the date of this press release.  We undertake no obligation to update or revise any forward‑looking statements, whether as a result of new information, future events, or otherwise, except to the extent required by law.  The following factors, among others, could cause future results to differ materially from historical results or from those indicated by forward‑looking statements included in this press release: (1) the level of demand for mortgage and commercial loans, which is affected by such external factors as general economic conditions, market interest rate levels, tax laws, and the demographics of our lending markets; (2) the direction and magnitude of changes in interest rates and the relationship between market interest rates and the yield on our interest‑earning assets and the cost of our interest‑bearing liabilities; (3) the rate and amount of loan losses incurred and projected to be incurred by us, increases in the amounts of our nonperforming assets, the level of our loss reserves and management’s judgments regarding the collectability of loans; (4) changes in the regulation of lending and deposit operations or other regulatory actions, whether industry-wide or focused on our operations, including increases in capital requirements or directives to increase loan loss allowances or make other changes in our business operations; (5) legislative or regulatory changes, including those that may be implemented by the current administration in Washington, D.C. and the Federal Reserve Board; (6) possible adverse rulings, judgments, settlements and other outcomes of litigation; (7) actions undertaken by both current and potential new competitors; (8) the possibility of adverse trends in property values or economic trends in the residential and commercial real estate markets in which we compete; (9) the effect of changes in economic conditions; (10) the effect of geopolitical uncertainties; (11) the discontinuation of LIBOR as an interest rate benchmark; (12) the impact of COVID-19 or other health crises on our future financial condition and operations; (13) the impact of recent volatility in the banking sector due to the failure of certain banks due to high levels of exposure to liquidity risk, interest rate risk, uninsured deposits and cryptocurrency risk; and (14) other risks and uncertainties.  All such factors are difficult to predict and are beyond our control.  Additional factors that could cause results to differ materially from those described above can be found in our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K or other filings made with the SEC and are available on our website at http://www.cityfirstbank.com/node/430 and on the SEC’s website at http://www.sec.gov.

Forward-looking statements in this press release speak only as of the date they are made, and we undertake no obligation, and do not intend, to update these forward-looking statements to reflect events or circumstances occurring after the date of this press release, except to the extent required by law.  You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.

BROADWAY FINANCIAL CORPORATION AND SUBSIDIARY
Selected Financial Data and Ratios (Unaudited)
(Dollars in thousands, except per share data)

	June 30, 2023	December 31, 2022
Selected Financial Condition Data and Ratios:
Cash and cash equivalents	$10,742	$16,105
Securities available-for-sale, at fair value	322,516	328,749
Loans receivable held for investment	831,591	772,434
Allowance for credit losses	(6,970)	(4,388)
Loans receivable held for investment, net of allowance	824,621	768,046
Total assets	1,231,372	1,184,293
Deposits	646,063	686,916
Securities sold under agreements to repurchase	71,381	63,471
FHLB advances	210,268	128,344
Notes payable	14,000	14,000
Total stockholders' equity	277,289	279,482

Book value per share	$1.71	$1.76
Equity to total assets	22.52%	23.60%

Asset Quality Ratios:
Non-accrual loans to total loans	0.00%	0.02%
Non-performing assets to total assets	0.00%	0.01%
Allowance for credit losses to total gross loans	0.84%	0.57%
Allowance for credit losses to non-performing loans	N/A	3047.22%

Non-Performing Assets:
Non-accrual loans	$-	$144
Loans delinquent 90 days or more and still accruing	-	-
Real estate acquired through foreclosure	-	-
Total non-performing assets	$-	$144

Delinquent loans less than 30 days delinquent	$7,988	$8,253
Delinquent loans 30 to 89 days delinquent	$-	$-
Delinquent loans greater than 90 days delinquent	$-	$-

	Three Months Ended June 30,				Six Months Ended June 30,
Selected Operating Data and Ratios:	2023		2022		2023		2022
Interest income	$11,772		$8,501		$22,946		$16,380
Interest expense	4,504		463		7,404		1,170
Net interest income	7,268		8,038		15,542		15,210
Credit loss provision (recapture)	768		(577)		810		(429)
Net interest income after loan loss provision	6,500		8,615		14,732		15,639
Non-interest income	260		261		549		542
Non-interest expense	(6,421)		(6,266)		(12,673)		(12,226)
Income before income taxes	339		2,610		2,608		3,955
Income tax expense	93		757		767		1,120
Net income	$246		$1,853		$1,841		$2,835

Net income (loss) - non-controlling interest	3		(1)		25		23
Net income Broadway Financial Corporation	$243		$1,854		$1,816		$2,812

Earnings per common share-diluted	$0.00		$0.03		$0.03		$0.04

Loan originations (1)	$63,983		$49,158		$98,219		$103,863

Net recoveries to average loans	(0.00)%	(2)	(0.00)%	(2)	(0.00)%	(2)	(0.00)%	(2)
Return on average assets	0.08%	(2)	0.63%	(2)	0.31%	(2)	0.49%	(2)
Return on average equity	0.35%	(2)	3.52%	(2)	1.32%	(2)	3.03%	(2)
Net interest margin	2.52%	(2)	3.00%	(2)	2.74%	(2)	2.89%	(2)

(1)	Does not include net deferred origination costs.
(2)	Annualized